Exhibit 99.1
CT COMMUNICATIONS, INC.
1000 Progress Place NE
Concord, NC 28025
August 10, 2005
To the Undersigned VP, Senior VP,
or Executive Officer of CT Communications, Inc.
holding a Stock Option to Acquire
CT Communications, Inc. Common Stock
Dear Optionee:
     This letter agreement (this “Agreement”) is being entered into by and between you and CT COMMUNICATIONS, INC. (the “Company”), a North Carolina corporation, in connection with certain stock options granted to you pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan (the “2001 Plan”).
     As you know, the Compensation Committee of the Board of Directors of the Company has taken action to fully accelerate the vesting of each otherwise unvested stock option held by an option holder as of August 10, 2005 granted under the 2001 Plan (each an “Accelerated Option”). Your Accelerated Options are listed on Exhibit A to this Agreement. The Company understands that you have agreed to enter into a lock-up agreement (the “Lock-up Agreement”), the terms of which are set forth in this Agreement, with regard to your Accelerated Options.
Terms of the Lock-Up Agreement
     You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares of Company common stock acquired upon the exercise of your Accelerated Options (which are listed on Exhibit A), other than shares required to: (i) cover the exercise price of such Accelerated Options in connection with a cashless exercise or (ii) satisfy withholding taxes due upon your exercise of an Accelerated Option, until the date on which the exercise would have been permitted under such Accelerated Option’s pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Accelerated Options or, if earlier, your last day of employment with the Company or the occurrence of a “Corporate Transaction” as defined in the 2001 Plan.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

Exhibit 99.1
     If this Agreement correctly sets forth our agreement with regard to your Accelerated Options, kindly sign and return a copy of this Agreement to my attention.

Sincerely,

CT COMMUNICATIONS, INC.

By:	[___] [Name] [Title]
I agree with the terms and conditions set forth in this Agreement
________________________________________
Signature & Date
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